Exhibit 99.1

CANO PETROLEUM ANNOUNCES BANKRUPTCY FILING AND ENTRY INTO STOCK PURCHASE AGREEMENT WITH NBI SERVICES, INC.

IRVING, Texas—(BUSINESS WIRE)—On March 7, 2012, Cano Petroleum, Inc. (OTCQB: CANO) (“Cano”) announced that Cano and its subsidiaries have filed a joint voluntary petition for reorganization (the “Chapter 11 Case”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”).  Cano will continue to manage its properties and operate its businesses while Cano seeks confirmation of its joint plan of reorganization (the “Plan”) under the jurisdiction of the Bankruptcy Court.

Prior to the filing of the Chapter 11 Case, Cano and its subsidiaries entered into a Stock Purchase Agreement with NBI Services, Inc., a privately held company headquartered in Tulsa, Oklahoma (the “Stock Purchase Agreement”).  Cano has also sought Bankruptcy Court approval of a marketing process in which NBI would be the “stalking horse” and Cano would be permitted to solicit higher or better bids for its assets and businesses.  Under the Stock Purchase Agreement, in the absence of a higher or better bid for Cano’s assets or businesses and subject to the Bankruptcy Court’s approval of the Plan, all existing capital stock, including Cano’s Common Stock and Series D Convertible Preferred Stock, will be cancelled, and NBI Services, Inc. will receive all of the outstanding capital stock of reorganized Cano, in exchange for approximately $47.5 million (subject to certain adjustments), which will be distributed to creditors in accordance with the terms of the Plan.

The Chapter 11 bankruptcy filing of Cano and its subsidiaries is a result of, among other things, Cano’s current financial condition, including a history of continued losses, defaults under its loan agreements and its Series D Preferred Stock, no available borrowing capacity, constrained cash flow and negative working capital, and limited to no access to additional capital.

In addition to the filing of the Chapter 11 Case, the Company asked the Bankruptcy Court to consider several “first day” motions on an expedited basis seeking to facilitate Cano’s operations pending Bankruptcy Court approval of, among other things, its proposed marketing process, the Stock Purchase Agreement and the Plan.

The Company has retained Thompson & Knight LLP as legal counsel.  NBI Services, Inc. is represented by McDonald, McCann & Metcalf, LLP, located in Tulsa, Oklahoma.

Forward Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Cano intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause Cano’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, and other risks and uncertainties described in the Cano’s filings with the Securities and Exchange Commission.  The historical results achieved by Cano are not necessarily indicative of its future prospects.  Cano undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Cano Petroleum, Inc.

James R. Latimer, III, 214-687-0030

Chief Executive Officer

INFO@canopetro.com